SUB-ITEM 77E:  LEGAL PROCEEDINGS
Like many other mutual fund companies,
in September 2003, Federated Investors,
Inc., the parent
company of the Federated funds' advisers
 and distributor (collectively, "Federated"), received detailed requests for information on shareholder trading activities in the Federated
 funds ("Funds") from the
Securities and Exchange Commission,
 the New York State Attorney General,
 and the National
Association of Securities Dealers.
 Since that time, Federated has received
additional inquiries from
regulatory authorities on these and

related matters, and more such inquiries may be received in the future.
As a result of these inquiries,
Federated and the Funds have conducted
an internal investigation of the
matters raised, which revealed instances in which a few investors were granted exceptions to

Federated's internal procedures for
limiting frequent transactions and
that one of these investors made
an additional investment in another
Federated fund.  The investigation
has also identified inadequate
procedures which permitted a limited
number of investors (including several
employees) to engage in
undetected frequent trading activities
 and/or the placement and acceptance
 of orders to purchase shares
of fluctuating net asset value funds
after the funds' closing times.
 Federated has issued a series of press
releases describing these matters in
 greater detail and emphasizing that
 it is committed to compensating
the Funds for any detrimental impact
 these transactions may have had on
them.  In that regard, on
February 3, 2004, Federated and the
independent directors of the Funds
 announced the establishment
by Federated of a restoration fund
that is intended to cover any such
 detrimental impact.  The press
releases and related communications
are available in the "About Us" section
of Federated's website
www.federatedinvestors.com, and any
future press releases on this subject
 will also be posted there.
Shortly after Federated's first
 public announcement concerning
 the foregoing matters, and
notwithstanding Federated's
 commitment to taking remedial actions,
Federated and various Funds
were named as defendants in
several class action lawsuits
 now pending in the United States District
Court for the District of Maryland
 seeking damages of unspecified
 amounts.  The lawsuits were
purportedly filed on behalf of
people who purchased, owned and/or
 redeemed shares of
Federated-sponsored mutual funds
 during specified periods beginning
 November 1, 1998.  The
suits are generally similar
in alleging that Federated engaged
in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders.
Federated and various Funds have also
 been named as defendants in several
additional lawsuits, the
majority of which are now pending
in the United States District Court
for the Western District of
Pennsylvania, alleging, among other
things, excessive advisory and
rule 12b-1 fees, and seeking
damages of unspecified amounts.
The board of the Funds has retained
the law firm of Dickstein,
Shapiro Morin & Oshinsky LLP to
represent the Funds in these lawsuits.
  Federated and the Funds, and their
 respective counsel, are
reviewing the allegations and
 will respond appropriately.
 Additional lawsuits based upon similar
allegations may be filed in the future.
The potential impact of these recent
lawsuits and future
potential similar suits is uncertain.
Although we do not believe that these
lawsuits will have a material
adverse effect on the Funds, there can
 be no assurance that these suits,
the
ongoing adverse
publicity and/or other developments
resulting from the regulatory
 investigations will not result in
increased Fund redemptions, red
uced
 sales of Fund shares, or other
 adverse consequences for the
Funds.